SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             DONALDSON COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                   [LOGO](TM)
                                  DONALDSON(R)


                             DONALDSON COMPANY, INC.


                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS


TIME:           10:00 a.m., central time, Friday, November 20, 1998

PLACE: The Conference Center at Atrium Center, 3105 E. 80th Street, Bloomington, Minnesota.

ITEMS OF        (1) Election of three directors;
BUSINESS:
                (2) Approval of appointment of Ernst & Young LLP as independent auditors of the Company;

                (3) Amendment of the Company's 1991 Master Stock Compensation
                    Plan; and

                any other business that properly comes before the meeting.

RECORD DATE:    Stockholders of record at the close of business on September 25,
                1998 are entitled to notice of and to vote at the meeting or any adjournment. A list of such stockholders will be available prior to the meeting at the office of the Company, 1400 West 94th
                Street, Minneapolis, Minnesota for examination by any such stockholder for any purpose germane to the meeting.


                                              By Order of the Board of Directors

                                              Norman C. Linnell
                                              SECRETARY

                Dated: October 14, 1998


--------------------------------------------------------------------------------
                                    IMPORTANT

STOCKHOLDERS ARE ENCOURAGED TO VOTE THEIR PROXY BY TELEPHONE AS DESCRIBED IN THE ENCLOSED TELEPHONE VOTING INSTRUCTIONS OR DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------

                             DONALDSON COMPANY, INC.
                              1400 WEST 94TH STREET
                          MINNEAPOLIS, MINNESOTA 55431


                          -----------------------------
                                 PROXY STATEMENT
                          MAILING DATE OCTOBER 14, 1998
                          -----------------------------

SOLICITATION OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Donaldson Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on November 20, 1998, and at any adjournments thereof. The person signing a proxy may revoke it any time before it is exercised. Each valid proxy received prior to the meeting will be voted according to the stockholder's directions. If no direction is given, such proxies will be voted in favor of (1) the nominees for directors identified herein, (2) approving the auditors named herein, and (3) approving the amendment to the 1991 Master Stock Compensation Plan described herein.

     The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by the use of the mails, there may be incidental personal solicitations by telephone, special communications or in person, by officers, directors and regular employees of the Company who will not receive additional compensation therefor. The Company will reimburse banks, brokerage firms and other nominees, custodians and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of stock. The Company has engaged Morrow & Co., Inc. to assist in proxy solicitation for an estimated fee of $5,000 plus out-of-pocket expenses. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about October 14, 1998.

VOTING SECURITIES

     Stockholders of record as of the close of business on September 25, 1998 will be entitled to vote at the meeting. The Company then had approximately 47,587,174 shares of Common Stock outstanding, each of which entitles its holder to one vote. Representation at the meeting of a majority of the outstanding shares is required for a quorum.

     If an executed proxy card is returned and the stockholder has abstained from voting on any matter or, in the case of the election of directors has withheld authority to vote with respect to any or all of the nominees, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter or, in the case of the election of directors, in favor of such nominee or nominees. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

     Shares of Common Stock credited to the accounts of participants in the Automatic Dividend Reinvestment Program of the Company have been added to the participants' other holdings and included in the enclosed proxy. Participants in the Company's employee benefit plans are entitled to instruct the plan trustee as to how to vote all shares of Donaldson Common Stock allocated to their accounts under the plans as of the record date, and will receive a separate voting instruction card for directing the plan trustee to vote such shares.

                               SECURITY OWNERSHIP

     Set forth below is information regarding persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company based on the number of shares of Common Stock outstanding on September 25, 1998:

      NAME AND ADDRESS                             AMOUNT AND NATURE    PERCENT
      OF BENEFICIAL OWNER                       OF BENEFICIAL OWNERSHIP OF CLASS
      -------------------                       ----------------------- --------

      Donaldson Company, Inc.
      Employee Stock Ownership Plan ...........      5,831,138(1)        12.3%
       c/o Fidelity Management Trust Company
       82 Devonshire Street
       Boston, MA 02109

      Pioneering Management Corporation .......      4,942,200(2)        10.4%
       60 State Street
       Boston, MA 02109

------------------
(1) These shares are held in trust for the benefit of participants in the Company's ESOP for which Fidelity Management Trust Company is the trustee and claims no voting or investment power over the indicated shares.

(2) Pioneering Management Corporation is a registered investment adviser with sole voting power with respect to all 4,942,200 shares and shared investment power with respect to all 4,942,200 shares. Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Pioneering Management Corporation with respect to shares held as of December 31, 1997.

The following table sets forth information as of July 31, 1998, regarding the beneficial ownership of the Company's Common Stock by each director, each of the Named Officers (as hereinafter defined) and all executive officers and directors of the Company as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

                                                 TOTAL     PERCENT   EXERCISABLE
      NAME OF INDIVIDUAL OR GROUP              SHARES(1)   OF CLASS   OPTIONS(1)
      ---------------------------              ---------   --------  -----------

      William G. Van Dyke ...................    821,062      1.7      454,736
      Nickolas Priadka ......................    244,077       *       119,011
      William M. Cook .......................     99,937       *        50,017
      James R. Giertz .......................    138,463       *        61,324
      Lowell F. Schwab ......................     76,454       *        36,808
      Kendrick B. Melrose ...................     43,128       *        20,000
      S. Walter Richey ......................     44,233       *        20,000
      Stephen W. Sanger .....................     36,379       *        20,000
      Jack W. Eugster .......................     31,209       *        16,000
      F. Guillaume Bastiaens ................     13,572       *         8,000
      Paul B. Burke .........................      8,843       *         4,000
      Janet M. Dolan ........................      7,608       *         4,000
      John Grundhofer .......................      3,228       *             0
      Directors and Officers as a Group .....  1,744,646      3.7      914,584

------------------

*    Less than 1%

(1) Includes restricted shares, shares held in trust and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column. The total shares for Mr. Van Dyke includes 8,256 shares held by his spouse.

                              ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than 15 directors and that the number of directors may be fixed from time to time by the affirmative vote of a majority of the directors. At its meeting of November 21, 1997, the Board of Directors fixed the number of directors constituting the entire Board at nine. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the stockholders. The terms of Paul B. Burke, Kendrick
B. Melrose and Stephen W. Sanger expire at the annual meeting. Mr. Burke was elected by the Board in 1996, Mr. Melrose in 1991 and Mr. Sanger in 1992. It is intended that proxies received will be voted, unless authority is withheld, FOR the election of the nominees presented on Page 4, namely Paul B. Burke, Kendrick
B. Melrose and Stephen W. Sanger. The election of each nominee requires the affirmative vote of the holders of a plurality of the shares cast in the election of directors.

     The Board of Directors meets on a regularly scheduled basis. During the past fiscal year, the Board held six meetings. Each director attended at least 75% of the aggregate of the Board meetings and meetings of Board committees on which each served, with the exception of Mr. Burke who attended 67%.

     The Board of Directors has assigned certain responsibilities to standing committees. The Audit Committee is composed of directors F. Guillaume Bastiaens, Janet M. Dolan, Kendrick B. Melrose, S. Walter Richey (Chairperson) and Stephen
W. Sanger, all of whom are non-employee directors. The Audit Committee held three meetings during the past fiscal year. Functions of the Audit Committee include: recommending to the Board of Directors independent public auditors for the Company, reviewing the scope and results of the auditors' examination, and reviewing the internal audit program, adequacy of internal controls, and adherence to applicable legal, ethical and regulatory requirements.

     The Human Resources Committee is composed of directors Paul B. Burke, Jack
W. Eugster, John F. Grundhofer, Kendrick B. Melrose and Stephen W. Sanger (Chairperson), all of whom are non-employee directors. This Committee held two meetings during the past fiscal year. The functions of this committee include review of management development, approval of compensation arrangements for senior management and the directors and administration of the Company's stock compensation plans.

     The Committee on Directors' Affairs is composed of directors Paul B. Burke, Janet M. Dolan, Jack W. Eugster (Chairperson), John F. Grundhofer and S. Walter Richey, all of whom are non-employee directors. This Committee held one meeting during the past fiscal year. The Committee's duties are to review the organization of the Board and its committees, propose to the Board a slate of directors for election by the stockholders at each Annual Meeting and propose candidates to fill vacancies on the Board. The Committee will consider nominees for director recommended by stockholders. Recommendations should be addressed to the Secretary, Donaldson Company, Inc., P.O. Box 1299, Minneapolis, MN 55440. Any proposal by a stockholder for the nomination of a candidate for director at the annual meeting for the election of directors is required by the Company's Bylaws to be submitted in writing to the Secretary and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the annual meeting.

     The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the enclosed proxy intend to vote in favor of the remaining nominees and of such other person, if any, as they may determine.

     The table below and on the following page sets forth additional information with respect to each nominee for election as a director and each other person whose term of office as a director will continue after the meeting.

                              NOMINEES FOR ELECTION

NAME                                       PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----                      -------------------------------------------------------------------------------
FOR A TERM EXPIRING IN 2001:

 Paul B. Burke            Chairman (1995), President and Chief Executive Officer of BMC Industries,
   Age - 42               Inc. (manufacturer of precision imaged and optical products).
   Director Since 1996

 Kendrick B. Melrose      Chairman and Chief Executive Officer of The Toro Company (manufacturer
   Age - 58               of outdoor maintenance products). Also, a director of Jostens, Inc., SurModics,
   Director since 1991    Inc. and The Valspar Corporation.

 Stephen W. Sanger        Chairman and Chief Executive Officer of General Mills, Inc. (1995) (consumer
   Age - 52               products and services). Previously, an executive officer of various groups
   Director since 1992    and divisions of General Mills, Inc. Also, a director of The Dayton Hudson
                          Corporation.

                         DIRECTORS CONTINUING IN OFFICE

FOR A TERM EXPIRING IN 2000:

 Jack W. Eugster          Chairman, President and Chief Executive Officer of The Musicland Group,
   Age - 53               Inc. (retail consumer products). Also, a director of Damark, Inc., Jostens,
   Director since 1993    Inc., MidAmerican Energy Company and Shopko Stores, Inc.

 William G. Van Dyke      Chairman and Chief Executive Officer (1996) and President (1994) of the
   Age - 53               Company. Previously, Executive Vice President. Also, a director of Graco
   Director since 1994    Inc.

 John F. Grundhofer       Chief Executive Officer and President of U.S. Bancorp (financial services).
   Age - 59               Also, a director of U.S. Bancorp, a trustee of Minnesota Mutual Life
   Director since 1997    Insurance Company and a trustee of Irvine Apartment Communities, Inc.

                         DIRECTORS CONTINUING IN OFFICE

NAME                                       PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----                      -------------------------------------------------------------------------------

TERMS EXPIRING IN 1999:

 F. Guillaume Bastiaens   Vice Chairman (1997) and President, Food Sector of Cargill, Inc.
   Age - 55               (Agribusiness). Previously, Executive Vice President of Cargill, Inc.
   Director Since 1995

 Janet M. Dolan           President and Chief Operating Officer (1998) of Tennant Company
   Age - 49               (manufacturer of floor maintenance equipment and coating products).
   Director Since 1996    Previously, Executive Vice President of Tennant Company. Also, a director of William Mitchell College of Law.

 S.Walter Richey          Retired Chairman, President and Chief Executive Officer of Meritex, Inc.
   Age - 62               and its predecessor corporation Space Center Company (owns and manages
   Director Since 1991    business properties and distribution centers). Also, a director of U.S.
                          Bancorp and a member of the Board of Overseers of the Curtis L. Carlson
                          School of Management at the University of Minnesota.

DIRECTOR COMPENSATION

     Directors who are not employees receive a retainer fee of $20,000 annually and are paid $1,000 for each Board or Committee meeting attended. Committee Chairs receive an additional annual retainer of $2,500. Pursuant to the Company's Compensation Plan for Non-Employee Directors, any non-employee director may elect, prior to each year of their term, to defer all or part of his or her director compensation received during the upcoming year. Each participating director is entitled to a Company credit on the balance in his or her deferral account at the ten-year Treasury Bond rate plus 2%. The deferral election must also specify the manner for distribution of the deferral balance.

     The 1991 Master Stock Compensation Plan, as amended (the "Plan"), provides for non-employee directors to be credited with shares to a deferred stock account in lieu of 30% of the annual retainer for services as a Director to be rendered in the following service year. The Plan also allows a director to elect to receive a credit of shares to a deferred stock account in lieu of all or part of the remaining retainer and meeting fees. The Company contributes an amount equal to the deferred stock accounts to a trust and the trust purchases shares of Donaldson Common Stock. Each director is entitled to direct the trustee to vote all shares allocated to the director's account in the trust. The Common Stock will be distributed to each director following the director's retirement from the Board pursuant to the director's deferral payment election. The trust assets remain subject to the claims of the Company's creditors. The trust becomes irrevocable in the event of a "Change in Control" as defined under the Plan.

     The Company's Non-Qualified Stock Option Program for Non-employee Directors provides for the automatic grant of a non-qualified stock option for 3,600 shares of Common Stock to each non-employee Director of the Company who is a member of the Board on December 1 each year. The exercise price of such options is the closing price of Common Stock in consolidated trading on the first business day of December in the respective year. The options vest annually beginning on the first anniversary in three equal installments and have a term of ten years. The option also includes a "reload option" granted at the time of exercise of the original option for the number of shares equal to the shares used in payment of the purchase price. The one-time reload option feature is similar to that included in the option grants to officers.

     Donaldson's non-qualified pension plan for non-employee director's was eliminated effective May 21, 1998. When the plan was eliminated, each director continuing in office received a credit of shares to a deferred stock account under the 1991 Master Stock Compensation Plan equal to 115% of the dollar value of the amount accrued by the Company for each director's pension benefit. The Board of Directors considered the value of the annual benefits eliminated through the termination of the pension plan in its approval of an increase in the annual retainer from $18,000 to $20,000, the increase in the annual stock option grant from 2,000 shares to 3,600 shares together with the addition of the one time "reload option" feature, as described above.

     Restricted stock awards and shares credited to deferred stock accounts to non-employee directors under the 1991 Master Stock Compensation Plan in fiscal 1998, including the one-time grant for the termination of the pension plan, were as follows: Bastiaens, 2,052 shares, Burke, 1,489 shares, Dolan, 1,978 shares, Eugster, 3,853 shares, Grundhofer, 1,228 shares, Melrose, 4,534 shares, Richey, 4,781 shares, and Sanger, 4,203 shares.

                              INDEPENDENT AUDITORS

     Upon recommendation of its Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent public accountants to audit the books and accounts of the Company for the fiscal year ending July 31, 1999, such appointment to continue at the pleasure of the Board of Directors and subject to ratification by the stockholders. Ernst & Young LLP has audited the books and accounts of the Company since 1951. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Board will appoint other independent auditors for the subsequent fiscal year.

     The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending July 31, 1999.

            PROPOSAL TO AMEND THE 1991 MASTER STOCK COMPENSATION PLAN

     The Board of Directors recommends stockholder approval of the proposed amendment to the Donaldson Company, Inc. Master Stock Compensation Plan (the "Plan") under which the Company offers shares of its Common Stock and options to purchase shares of its Common Stock to key employees of the Company.

PROPOSAL

     In July of 1998, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, relating to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to a corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. A large part of the Company's executive officers' compensation which could exceed the $1 million limitation is associated with stock options. The Company proposes to amend the Plan by adding a new Section 2.10 as follows:

          SECTION 2.10 OPTION AND AWARD LIMITATIONS UNDER THE PLAN. No Participant under this Plan may be granted an option or Award (or options or Awards), the value of which is based solely on an increase in the value of the Common Stock after the date or dates of grant of such option or Award (or options or Awards), for more than 500,000 shares of Common Stock (subject to adjustment as provided in Section 1.05), in the aggregate, in any single calendar year. The foregoing annual limitation specifically includes the grant of any options or Awards representing qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

     If certain other requirements are satisfied, limiting the number of options and awards that may be granted in any calendar year will allow the Company to continue to deduct the compensation attributable to options granted under the Plan in calculating its tax liability.

     The amendment to limit the number of options and certain other awards under the Plan that may be made to any employee in any calendar year is necessary in order to allow the Company to deduct fully certain compensation to executive officers attributable to such options or awards. Under Section 162(m) of the Code, one of the requirements for certain executive compensation related to options or certain other awards under the Plan to be "qualified performance-based compensation" not subject to the $1,000,000 cap, is that the Company must place a shareholder approved limit on the number of shares subject to awards that may be granted to an employee during any calendar year under the Plan. The Board of Directors believes that it is important for the Company to take all steps reasonably necessary to ensure that the Company will be able to take all available tax deductions with respect to compensation resulting from stock options and certain other awards made under the Plan.

     The full text of the Plan appears as Exhibit A to this Proxy Statement. The summary of the principal features which follows is qualified entirely by reference to the full text.

GENERAL

     The Plan permits the granting of a variety of stock based awards to facilitate formulation of effective incentive arrangements. The Plan became effective on November 15, 1991 and will remain in full force and effect until December 31, 2001, unless earlier terminated. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     The Plan contemplates granting awards under two separate parts to separate groups of participants. Employee Awards are limited to employees of the Company or its majority owned subsidiaries (including officers and employee directors). Nonemployee Director Awards are limited to members of the Board of Directors of the Company who are not full time employees. The selection of participants is solely within the discretion of a subcommittee of the Human Resources Committee of the Board of Directors (the "Committee").

     Subject to adjustment as described below, the number of shares of the Company's Common Stock available for granting awards under the Plan in any calendar year shall not exceed 1.5 percent (the "Limitation Amount") of the outstanding shares of the Company's Common Stock, Common Stock equivalents and treasury shares as of the end of the fiscal year ending in such calendar year.

     If certain events occur, the Committee may adjust awards to prevent the dilution or enlargement of the benefits available under the Plan. These events include, but are not limited to the following: dividend or other distribution; recapitalization; stock split or reverse stock split; reorganization; merger; consolidation; spin-off; repurchase or exchange of shares or other securities of the Company; the exercisability of stock purchase rights issued under the Rights Plan; the issuance of warrants or other rights to purchase shares or other securities of the Company and other similar events.

EMPLOYEE AWARDS

     Employee Awards are in the form of grants of options to purchase Common Stock, SARs, restricted stock, other stock-based awards and dollar-denominated awards. In addition, dividend equivalents may be awarded in respect of all employee awards.

     The exercise price per share of Common Stock purchasable under any stock option, the exercise price of any SAR, and the purchase price of any other stock based award shall not be less than 100% of the fair market value (the "Market Value") of the shares on the date of the grant of such option, SAR or other stock based award, or, if the Committee so determines, in the case of certain awards retroactively granted in tandem with or in substitution for other awards under the Plan or for any outstanding awards granted under any other plan of the Company, on the date of grant of such other awards. Options and other purchase rights shall be exercised by payment in full of the purchase price, at the discretion of the Committee, by any one or a combination of the following methods: (a) in cash or (b) by the tendering of shares with a fair market value equal to all or a portion of the option price for the total number of options being exercised. In the discretion of the Committee any option may be accompanied by a "reload option" representing an additional option to acquire the same number of shares as are tendered in payment of the purchase price. Fair market value under the Plan shall be the closing sales price of the shares as reported on the New York Stock Exchange or otherwise in accordance with methods and procedures established by the Committee. The term of a stock option, SAR or other stock-based award shall be established by the Committee and set forth in a written award agreement at time of the award except that all rights to exercise an Incentive Stock Option ("ISO") shall expire not more than ten years after the date of grant.

     Restricted stock may be granted either at no cost to the grantee or for such cost as specified by the award agreement. Restricted stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the period of restrictions determined by the Committee. Restrictions, as determined by the Committee, may be based on a period of continuous employment, on obtaining specific business objective or on other quantitative or qualitative criteria. The Committee may also, in its sole discretion, shorten or terminate the period for the lapsing of restrictions or waive any conditions for the lapsing or termination of restrictions as regards all or any portion of the restricted stock. Regardless of the manner in which the restricted stock may be evidenced, the grantee shall generally have the rights and privileges of a shareholder as to the restricted shares including the right to vote, the right to receive cash or stock dividends, unless otherwise specified in the award agreement.

     The Committee is also authorized to establish the terms and conditions of other stock-based awards, subject to the terms of the Plan and the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 ("Rule 16b-3"). The Committee may grant other stock-based awards that do not require the payment of consideration (other than services previously rendered, or as may be permitted by applicable law, services to be rendered). If a purchase is required, the purchase price must be at least equal to the Market Value on date of grant.

     No employee award granted under the Plan may be assigned or transferred except by will or the laws of descent and distribution, provided, however, that transferability of stock option grants is permitted with the approval of the Committee.

NEW PLAN BENEFITS

     Regulations of the Securities and Exchange Commission call for a table setting forth the amounts that will be received by (i) the CEO and four other executive officers named in this proxy statement, (ii) the Company's executive officers as a group, (iii) directors who are not executive officers as a group, and (iv) all employees, including officers who are not executive officers, as a group, under the Plan being submitted to the stockholders for approval, if such amounts are determinable. If such amounts are not determinable, which is the case for the Plan, the Company is required to set out the amounts which would have been received for the last fiscal year if the Plan had been in effect, as amended.

     The amounts which would have been received for fiscal 1998 in the case of the Plan are the amounts actually granted in fiscal year 1998 under the same plan. These amounts are reflected (i) under the tables and footnotes in the Executive Compensation Section for the CEO and four other executive officers named in the proxy statement, and those tables and footnotes have been extended to provide the required information for the Company's executive officers as a group and for all employees, including officers who are not executive officers, as a group; and (ii) under the "DIRECTOR COMPENSATION" section. On September 30, 1998, the closing sale price of a share of Common Stock of the Company on the New York Stock Exchange was $16.00.

NONEMPLOYEE DIRECTOR AWARDS

     Each member of the Board of Directors who is not a full time employee of the Company shall have, in lieu of cash payment, 30% of the annual retainer payable for services to be rendered on the Board during the following service year (for convenience determined as December 1 through November 30) credited to a deferred stock account. The number of shares to be credited shall be determined by dividing such installments by the Market Value of Common Stock on the first business day of December. The participant may also elect to defer up to 100% of his or her annual retainer and meeting fees into the deferred stock account.

CHANGE IN CONTROL

     The Plan provides that upon a Change in Control all stock options and SARs shall immediately become exercisable in full. In addition, all forfeitable awards and a pro rata portion of all performance-based awards will immediately become non-forfeitable. Furthermore, on or after a Change in Control, the Committee may not under any circumstances change any determination of the basis on which any previously granted award shall be measured or paid or change any other terms, conditions or provisions affecting any previously granted awards, if the change would adversely affect any such award or the participant's rights thereto.

AMENDMENT OR TERMINATION

     The Board may terminate, amend or revise the Plan at any time provided that the Board may not amend the Plan in any manner or by any procedure that would result in noncompliance with Rule 16b-3 or any applicable law.

FEDERAL INCOME TAX CONSEQUENCES

     The principal Federal income tax consequences of awards under the Plan, based on the current provisions of the Internal Revenue Code and the regulations thereunder, are as follows.

     Generally, the grant of an option or SAR to an employee is not expected to result in income to the employee or in a deduction for the Company.

     In general, upon the exercise of an ISO, the employee will not recognize income, and the Company will not be entitled to a tax deduction. (However, the excess of the acquired shares' fair market value on the exercise date over the option price is included in the employee's income for purposes of the alternative minimum tax.) When an employee disposes of ISO shares, the difference between the option price and the amount realized by the employee will, in general, constitute a long-term capital gain or loss, as the case may be. However, if the employee fails to hold the ISO shares for more than one year after exercising the ISO and for more than two years after the grant of the ISO, the portion of any gain realized by the employee upon the disposition of the shares that does not exceed the excess of the fair market value of the shares on the exercise date over the option price generally will be treated as ordinary income, the balance of any gain or any loss will be treated as a capital gain or loss (long-term or short-term, depending on whether the shares have been held for more than one year), and the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee.

     In general, upon the exercise of an option other than an ISO (a "nonqualified option"), the employee will recognize ordinary income equal to the excess of the acquired shares' fair market value on the exercise date over the option price, and, assuming that the grants qualify under Section 162(m) of the Code, the Company will be entitled to a tax deduction in the same amount. Upon the exercise of a SAR, the employee will recognize as ordinary income any cash received and the fair market value on the exercise date of any shares received, and the Company will be entitled to a tax deduction in the same amount.

     With respect to other awards granted under the Plan (including Nonemployee Director Awards) that are settled either in cash or in shares that are transferable or are not subject to a substantial risk of forfeiture, the grantee will recognize ordinary income equal to the excess of (a) the cash or the fair market value of any shares received (determined as of the date of settlement) over (b) the amount, if any, paid for the shares by the grantee, and the Company will be entitled to a tax deduction in the same amount. In the case of an award that is settled in shares that are nontransferable and subject to a substantial risk of forfeiture, the grantee will generally recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the date on which the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs first) over (b) the amount, if any, paid for the shares, and the Company will be entitled to a tax deduction in the same amount. A grantee may elect to recognize income when the shares are received, rather than upon the expiration of the transfer restriction or risk of forfeiture and the amount of ordinary income will be determined as of the date of receipt rather than upon expiration of the applicable restriction and the Company's tax deduction will be determined at the same time.

     The affirmative vote of a majority of the shares represented at the meeting will be required to approve the amendment to the Plan. In the event this Proposal 3 does not receive the required affirmative vote, the amendment will not be put into effect.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL.

                             EXECUTIVE COMPENSATION

     The following table sets forth as to each person who was at the end of fiscal 1998, the Chief Executive Officer and the other four most-highly compensated executive officers of the Company information concerning the cash and noncash compensation for services rendered to the Company for each of the last three fiscal years (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                                 --------------------------------------
                                        ANNUAL COMPENSATION(1)            AWARDS             PAYOUTS
                                        ----------------------   ------------------------  ------------
                                                                              SECURITIES
                                                                              UNDERLYING
                                                                 RESTRICTED     STOCK
                                                                   STOCK     OPTIONS/SARs                 ALL OTHER
                               FISCAL                             AWARD(S)     (SHARES)    LTIP PAYOUTS  COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR    SALARY($)     BONUS($)     ($)(5)        (2)          ($)(3)        ($)(4)
---------------------------    ------   ---------     --------   ----------  ------------  ------------  ------------
WILLIAM G. VAN DYKE .........   1998     483,846      606,000           0       78,000        322,734        27,373
 Chairman, Chief                1997     450,000      540,000           0      131,704        525,586       173,520
 Executive Officer and          1996     385,000      462,000           0      108,724        190,125       121,960
 President

JAMES R. GIERTZ .............   1998     219,769      133,896           0       57,964        147,133         6,672
 Senior Vice President and      1997     199,808      151,639           0       61,360        766,480        61,582
 Chief Financial Officer        1996     220,000      181,229     315,625       30,600              0        50,434

NICKOLAS PRIADKA ............   1998     207,154      140,713           0       42,631        117,990         5,803
 Senior Vice President,         1997     187,808      133,739           0       61,400        186,462        56,340
 OE Engine                      1996     169,117      108,165           0       20,600        129,050        37,174

LOWELL F. SCHWAB ............   1998     183,462      151,069           0       24,000         99,664         5,477
 Senior Vice President,         1997     168,450      152,491           0       26,474        481,787        56,243
 Operations                     1996     148,808       88,911           0       16,296              0        32,546

WILLIAM M. COOK .............   1998     196,539      164,441           0       26,000         59,333         3,796
 Senior Vice President,         1997     178,154       85,260           0       43,484         91,248        46,214
 Commercial and Industrial      1996     160,425       72,883           0       25,666         39,715        29,190

------------------
(1)  Includes any portion deferred under the Management Compensation Plan.

(2)  Shares adjusted for stock splits.

(3) Earned under the Company's 1991 Master Stock Compensation Plan during the three-year period ending in the fiscal year in which the payout is listed. Payout is made in the form of the Company's common stock and delivered during the following fiscal year.

(4) Amounts in this column for 1998 represent the dollar value of share allocations (i) under the Company's match for bonus and salary under the Company's ESOP and 401k benefit plans; and (ii) under the Company's match for deferred bonus and salary and salary in excess of the limits established by Section 415 of the Internal Revenue Code contributed by the Company to an unqualified supplemental plan. The amounts for fiscal 1998 are:

                                           SALARY        DEFERRED SALARY
         NAME                          AND BONUS MATCH   AND BONUS MATCH   EXCESS MATCH
         ----                          ---------------   ---------------   ------------
         William G. Van Dyke ........      $5,383           $15,994         $11,379
         James R. Giertz ............       5,541                 0           6,672
         Nickolas Priadka ...........       5,039               408           5,395
         Lowell F. Schwab ...........       5,019                 0           5,477
         William M. Cook ............       5,301             1,559           2,237

     1997 and 1996 amounts represent the dollar value of share allocations under the Company's ESOP and benefits in excess of the limits established by
     Section 415 of the Internal Revenue Code contributed by the Company to an unqualified supplemental plan.

(5) Amounts in the Restricted Stock Award column represent the dollar value of grants of restricted stock under the Company's 1991 Master Stock Compensation Plan. Regular dividends are paid on the restricted shares. At the end of fiscal 1998, the number and value of the aggregate restricted stockholdings for the Named Officers were: William G. Van Dyke, 0, $0; James R. Giertz, 25,000, $464,063; Nickolas Priadka, 8,400, $155,925;
     Lowell F. Schwab, 8,400, $155,925; and William M. Cook, 0, $0. No restricted stock awards were made to Executive Officers as a group and grants of 1,000 shares ($17,000) of restricted stock were made to all Non-Executive Officer Employees as a Group.

                    OPTION/SARs GRANTED IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS(1)
                            -----------------------------------------
                              NUMBER OF      % OF TOTAL                                 POTENTIAL REALIZABLE VALUE AT
                             SECURITIES     OPTIONS/SARs                                ASSUMED ANNUAL RATES OF STOCK
                             UNDERLYING      GRANTED TO    EXERCISE                 PRICE APPRECIATION FOR OPTION TERM(3)
                            OPTIONS/SARs     EMPLOYEES      OR BASE     EXPIRATION  -------------------------------------
NAME                         GRANTED(2)   IN FISCAL YEAR  PRICE/sh($)      DATE       0% ($)       5% ($)        10% ($)
----                        ------------  --------------  -----------   ----------  ---------   -----------    ----------
WILLIAM G. VAN DYKE            78,000          17.7         22.688       12/19/07        0       1,114,314      2,824,703

JAMES R. GIERTZ                29,000           6.6         22.688       12/19/07        0         414,296      1,050,210
                               14,749(4)        3.3         23.250       09/08/04        0         132,126        305,255
                                5,845(4)        1.3         23.250       12/21/05        0          64,493        154,301
                                4,176(4)         .9         23.250       12/05/06        0          52,943        130,107
                                4,194(4)        1.0         21.063       12/05/06        0          44,879        108,754

NICKOLAS PRIADKA               27,000           6.1         22.688       12/19/07        0         385,724        977,782
                                7,931(4)        1.8         22.688       12/21/05        0          85,134        203,572
                                7,700(4)        1.7         22.688       12/05/06        0          94,863        232,929

LOWELL F. SCHWAB               24,000           5.4         22.688       12/19/07        0         342,866        869,139

WILLIAM M. COOK                26,000           5.9         22.688       12/19/07        0         371,438        941,568

ALL EXECUTIVE OFFICERS
 AS A GROUP                   250,595          56.9

ALL NON-EXECUTIVE OFFICER
 EMPLOYEES AS A GROUP         190,000          43.1

------------------
(1)  No stock appreciation rights ("SARs") have been granted.

(2) All grants (other than as noted in footnote(4)) during the period were non-qualified stock options granted at the market value on date of grant for a term of ten years, vesting in three equal annual installments beginning 12/19/98, and were granted with the right to use shares in lieu of the exercise price and to satisfy any tax withholding obligations.

(3) These amounts represent certain assumed rates of appreciation over the full term of the option. The value ultimately realized, if any, will depend on the amount by which the market price of the Company's stock exceeds the exercise price on date of sale.

(4) These grants were made to individuals who exercised an option during fiscal 1998 and made payment of the purchase price using shares of previously owned Company stock. This restoration or "reload" grant is for the number of shares equal to the shares used in payment of the purchase price or withheld for tax withholding. The option price is equal to the market value of the Company's stock on the date of exercise and will expire on the same date as the original option which was exercised. These options, which are the result of such a restoration, do not contain the reload feature.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS/SARs
                                                   OPTIONS/SARs AT FISCAL YEAR-END(2)     AT FISCAL YEAR-END(2)(3)
                                                   ----------------------------------  -----------------------------
                           SHARES        VALUE
                         ACQUIRED ON    REALIZED     EXERCISABLE       UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
NAME                     EXERCISE(1)      ($)         (SHARES)           (SHARES)           ($)             ($)
----                     -----------    ---------  --------------     ---------------  -------------   -------------
WILLIAM G. VAN DYKE        60,000       1,020,000      454,736            161,500        3,439,033        315,156

JAMES R. GIERTZ            36,287         334,935       61,324             63,633           36,680        139,376

NICKOLAS PRIADKA           19,300         164,166      119,011             55,300          726,806        105,356

LOWELL F. SCHWAB                0               0       36,808             47,300          210,273         82,169

WILLIAM M. COOK             1,156          10,838       50,017             53,333          202,690        101,958

------------------
(1) The number of shares shown in this column is larger than the number of shares actually acquired on exercise. The actual number of shares received is reduced by the number of shares delivered in payment of the exercise price and shares withheld to cover withholding taxes.

(2)  No SARs were exercised in fiscal 1998.

(3) This value is based on the difference between the exercise price of such options and the closing price of Company Common Stock as of fiscal year-end 1998.


             LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


                                                                   ESTIMATED FUTURE PAYOUTS
                         NUMBER OF           PERFORMANCE                UNDER NON-STOCK
                       SHARES, UNITS       OR OTHER PERIOD             PRICE-BASED PLAN
                          OR OTHER        UNTIL MATURATION      ------------------------------
NAME                     RIGHTS(1)           OR PAYOUT          THRESHOLD    TARGET    MAXIMUM
----                   -------------      ----------------      ---------    ------    -------
WILLIAM G. VAN DYKE       14,200          8/1/97 - 7/31/00        7,100      14,200    39,050

JAMES R. GIERTZ            5,400          8/1/97 - 7/31/00        2,700       5,400    14,850

NICKOLAS PRIADKA           5,100          8/1/97 - 7/31/00        2,550       5,100    14,025

LOWELL F. SCHWAB           4,600          8/1/97 - 7/31/00        2,300       4,600    12,650

WILLIAM M. COOK            4,800          8/1/97 - 7/31/00        2,400       4,800    13,200

------------------
(1) Awards are of Performance Units, each of which represents the right to receive one share of the Company's common stock. Awards are earned only if the Company achieves the minimum Performance Objectives and the Award Value will be based on a weighting of compound corporate net sales growth and after-tax return on investment over the three year period. The amounts shown in the table under the headings "Threshold", "Target" and "Maximum" are amounts awarded at 50%, 100% and 275% of the targeted award. The award may also be adjusted upward by 25% for consistency if earnings per share increase in each of the three years in the period by at least 5%.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Human Resources Committee of the Board of Directors, consisting of five independent, non-employee directors ("the Committee"), is responsible for establishing the compensation programs for the Company's executive officers. The objectives of the Company's executive compensation program are to:

     * emphasize a pay-for-performance philosophy by placing significant portions of pay at risk and requiring outstanding results for payment at the threshold level;

     * attract and retain the best executives available in our industry and have their compensation levels keyed to a peer group of companies;

     * motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company's long-term success focusing on earnings per share growth and continued growth in stockholder value; and

     * align the interests of executives with those of the Company's stockholders by providing a significant portion of compensation in the form of Company common stock. Common stock ownership objectives have been established for all executive officers ranging from five to ten times base salary.

     BASE SALARIES. Base salaries for all executives are reviewed annually based on performance and market conditions. A performance appraisal is required for all executives of the Company. The Committee approves and/or determines the annual base salary increases for all senior executives based on performance of the executive and external market data. Our objective is that base salaries should approximate the mid-point (average) of senior executives of manufacturing companies of similar size in the United States. The Company uses nationally known consultant surveys for external market data.

     ANNUAL CASH INCENTIVE. Executive officers are eligible for target awards under the annual incentive program that range up to 60% of base salary. The size of the target award is determined by the executive officer's position and competitive data for similar positions at the peer and cross-industry companies as presented in the same nationally recognized surveys as are used for the base salary. The Company sets aggressive performance goals and, in keeping with the strong performance-based philosophy, the resulting awards decrease or increase substantially if actual Company performance fails to meet or exceeds targeted levels. Payments can range from 0% to 200% of the target awards. Executive officers have up to 100% of their annual cash incentive opportunity linked to achieving record Earnings Per Share (EPS).

     Consequently, executive officers must obtain record EPS, thereby increasing stockholder value, to receive a competitive annual cash incentive.

     LONG-TERM INCENTIVE COMPENSATION. The Long-Term Performance Award program is based on three-year compounded growth in net sales and an after-tax Return on Investment that exceeds the Company's weighted average cost of capital. Under this program, the Committee selected eligible executives and established an incentive opportunity as a percentage of base salary. In order for a participant to receive a payout, minimum performance must be attained. Payout for the 1996-1998 cycle is listed in the Compensation Table. The Committee occasionally grants restricted stock with a fixed restriction period, usually five years, to insure retention of key executives. The Committee also believes that significant stock option grants encourage the executive officers to own and hold Donaldson stock and tie their long-term economic interests directly to those of the stockholders. Stock options are typically granted annually. In determining the number of shares covered by such options, the Committee takes into account position levels, base salary, and other factors relevant to individual performance but does not consider the amount and terms of options and restricted stock already held by the executive.

     Targets for the incentive portion of compensation are tied to financial performance in the sixty-fifth percentile of the peer group.

     STOCK OWNERSHIP. Ownership of Donaldson stock is expected of Donaldson executives. The Committee believes that linking a significant portion of the executive's current and potential net worth to the Company's success, as reflected in the stock price, gives the executive a stake similar to the stockholders. The Committee has established stock ownership guidelines for the Named Officers and certain other executive officers, which encourage retention of shares obtained through the exercise of options. The guidelines range from five to ten times base salary. The goal of the Chief Executive Officer is ten times annual base salary. Mr. Van Dyke currently exceeds this ownership goal.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Van Dyke's fiscal 1998 base salary and incentive award were determined by the Committee in accordance with the methodology described above.

          BASE SALARY. Mr. Van Dyke's base salary for calendar 1998 was $505,000, which is below the market mid-point for manufacturing companies of similar size.

          ANNUAL BONUS. Mr. Van Dyke's bonus award for fiscal 1998 was $606,000. This annual bonus was earned under the annual incentive program based on EPS growth of $1.14; up 15% over the previous record earned in fiscal 1997.

          STOCK OPTIONS. Mr. Van Dyke received an annual grant in December 1997 of options to purchase 39,000 shares of stock.

     POLICY ON QUALIFYING COMPENSATION. The Company's policy is to preserve the tax deduction for compensation paid to its Chief Executive Officer and other senior executive officers. In accordance with this policy, in November 1994 the stockholders approved the material terms of the performance goals for payment of the cash bonus under the Company's Annual Cash Bonus Plan for Designated Executives. The 1991 Master Stock Compensation Plan has been amended, subject to stockholder approval, to limit the number of shares that can be granted in any one year to any one individual to further the policy of preserving the tax deduction for compensation paid to executives.

     CONCLUSION. The executive officer compensation program administered by the Committee provides incentive to attain strong financial performance and an alignment with stockholder interests. The Committee believes that the Company's compensation program focuses the efforts of Company executive officers on the continued achievement of growth and profitability for the benefit of the Company's stockholders.

      SUBMITTED BY THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

                               Stephen W. Sanger, Chairperson
                               Paul B. Burke
                               Jack W. Eugster
                               John F. Grundhofer
                               Kendrick B. Melrose



                               PERFORMANCE GRAPHS

     The following graphs compare the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years and nine fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Index of Manufacturing Companies. The first graph assumes the investment of $100 in the Company's Common Stock and each of the indexes at the market close on fiscal year-end 1992 and the reinvestment of all dividends. The second graph assumes the investment of $100 in the Company's Common Stock and each of the indexes at the market close on fiscal year-end 1989 and the reinvestment of all dividends. The Company believes the second graph is useful in showing the cumulative total stockholder return over the nine-year period of consecutive double-digit increases in earnings per share.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


                               [PLOT POINTS GRAPH]

                           FISCAL YEARS ENDED JULY 31

                           1993       1994       1995       1996       1997       1998
                         --------   --------   --------   --------   --------   --------
Donaldson .............  $ 100.00   $ 133.54   $ 147.49   $ 137.36   $ 229.78   $ 211.12
S&P 500 ...............    100.00     105.16     132.62     154.59     235.19     280.54
S&P Manufacturing .....    100.00     116.33     159.39     188.60     294.92     290.24


                 COMPARISON OF NINE YEAR CUMULATIVE TOTAL RETURN


                               [PLOT POINTS GRAPH]

                           FISCAL YEARS ENDED JULY 31

                           1989       1990       1991       1992       1993       1994       1995       1996       1997       1998
                         --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Donaldson .............  $ 100.00   $ 181.27   $ 209.85   $ 274.83   $ 341.32   $ 455.80   $ 503.43   $ 468.85   $ 784.29   $ 720.60
S&P 500 ...............    100.00     106.50     158.44     178.70     194.30     204.33     257.68     300.37     456.99     545.09
S&P Manufacturing .....    100.00     109.34     115.50     120.57     139.40     162.16     222.19     262.92     411.13     404.60

                                PENSION BENEFITS

     The Company maintains the Donaldson Company, Inc. Salaried Employees' Pension Plan (the "Retirement Plan"), which provides benefits for eligible employees. Through July 31, 1997 the Retirement Plan was structured as a traditional, defined benefit plan. Effective August 1, 1997, the Retirement Plan was amended to provide defined benefits pursuant to a cash balance feature whereby a participant accumulates a benefit based upon a percentage of current salary which varies with age, service and interest credits, and the present value of accrued benefits under the Retirement Plan was converted to an initial cash balance.

     Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated each payroll period based upon the following two percentages: The "Applicable Base Percentage" of the participant's total compensation in the current pay period ("Pensionable Earnings") and the "Applicable Excess Percentage" of Pensionable Earnings in excess of the Social Security taxable wage base. The applicable percentages are determined by the age and years of service of the participant with the Company and its affiliates as of the end of each plan year. The following table shows the Applicable Base and Excess Percentages used to determined credits at the age and years of service indicated.

                                                 APPLICABLE PERCENTAGE
                                                 ---------------------
              SUM OF AGE PLUS YEARS OF SERVICE     BASE        EXCESS
              --------------------------------   --------     --------

                        Less than 40                3.0%        3.0%
                          40 -- 49                  4.0         4.0
                          50 -- 59                  5.0         5.0
                          60 -- 69                  6.5         5.0
                         70 or more                 8.5         5.0

     As of August 1, 1998 the sum of age plus years of service for Messrs. Van Dyke, Giertz, Priadka, Schwab and Cook were 78, 45, 80, 67 and 62, respectively.

     In addition, all balances in the accounts of participants earn a fixed rate of interest which is credited annually. The interest rate for a particular plan year is based on the average of the daily one-year U.S. Treasury Note yields for the previous June plus one percent. For the 1998 fiscal/plan year, the interest rate is 6.13%.

     At retirement or other termination of employment, an amount equal to the vested balance then credited to the account is payable to the participant in the form of an immediate or deferred, lump sum or annuity for the entire benefit under the Plan.

     The individuals named in the Summary Compensation Table also are eligible for benefits under the Donaldson Company Excess Retirement Plan (the "Excess Retirement Plan"). The Excess Retirement Plan is an unfunded, non-qualified deferred compensation arrangement that primarily provides benefits that cannot be payable under a qualified plan like the Retirement Plan because of the maximum limitations imposed on such plans by the Code. The projections below set forth the estimated annual benefit payable to each of the individuals named in the Summary Compensation Table as a single life annuity at age 65 under the Retirement Plan and the Excess Retirement Plan. The projections are based on the following assumptions: (1) employment until age 65 assuming no increase in pensionable earnings after July 31, 1997; (2) interest credits at the actual rate of 6.35% for 1998, and an assumed rate of 7% for years thereafter; and (3) the conversion to a straight life annuity at normal retirement age is based on an interest rate of 7% and the Unisex 1983 Group Annuity Mortality table: Mr. Van Dyke, $621,918; Mr. Giertz, $267,815; Mr. Priadka, $229,276; Mr. Schwab,
$181,919; and Mr. Cook, $228,193.

     The Company has a supplementary retirement benefit plan which is intended to assure that Messrs. Van Dyke, Giertz, Priadka, Schwab and Cook will receive at least 60% of their average (five highest years) compensation upon retirement at age 65 with 2% reduction for each year in the event of early retirement after age 55. In determining whether the plan must supplement other retirement benefits to reach such level, the Company will consider the benefits described in the previous paragraph, the Pension Plan Table and footnote(5) to the Summary Compensation Table as well as 50% of primary Social Security and vested pension benefits from prior employers, if any. Assuming the plan is unchanged and employment until age 65, based on current compensation and payment levels from other plans, no payments would be made under the plan to any of the five participants.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. To the Company's knowledge, based on a review of copies of such forms and written representations furnished to the Company during fiscal 1998, all Section 16(a) filing requirements applicable to the Company's directors and executive officers were satisfied except as follows: a late filing made on behalf of William Cook of an exempt transaction reporting the vesting of restricted shares in May 1998; and a late filing made on behalf of Kendrick Melrose reporting an exempt gift of 600 shares in April 1998.

                         CHANGE-IN-CONTROL ARRANGEMENTS

     Each of the Named Officers has a severance agreement with the Company designed to retain the executive and provide for continuity of management in the event of an actual or threatened change of control in the Company (as defined in the agreements). The agreements provide that in the event of a change of control, each key employee would have specific rights and receive certain benefits if, within three years after a change in control, the employee is terminated without cause or the employee terminates voluntarily under "constructive involuntary" circumstances as defined in the agreement. In such circumstance the employee will receive a severance payment equal to three times the employee's annual average compensation calculated over the five years preceding such termination as well as continued health, disability and life insurance for three years after termination. The 1980 and 1991 Master Stock Compensation Plans, the supplementary retirement agreements and deferred income arrangements also provide for immediate vesting or payment in the event of termination under circumstances of a change in control.

                           1999 STOCKHOLDER PROPOSALS

     Any stockholder wishing to include a proposal in the Company's Proxy Statement for its 1999 annual meeting of stockholders must submit such proposal for consideration in writing to the Secretary of the Company at the address indicated on the first page of this Proxy Statement no later than June 16, 1999. Under the Company's Bylaws, a shareholder proposal not included in the Company's Proxy Statement for its 1999 annual meeting of stockholders is untimely and may not be presented in any manner at the 1999 annual meeting of stockholders unless the stockholder wishing to make such proposal follows certain specified notice procedures set forth in the Company's Bylaws, including delivering notice of such proposal in writing to the Secretary of the Company at the address indicated on the first page of this Proxy Statement no earlier than August 21, 1999 and no later than September 20, 1999.

                                  OTHER MATTERS

     The Company is not aware of any matter, other than as stated above, which will or may properly be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

                                      By Order of the Board of Directors

                                      /s/ Norman C. Linnell

                                      Norman C. Linnell
                                      SECRETARY

October 14, 1998

                                                                       EXHIBIT A


                             DONALDSON COMPANY, INC.
                       1991 MASTER STOCK COMPENSATION PLAN


                                   I. GENERAL


SECTION 1.01 PURPOSE OF THE PLAN.

     The purpose of the 1991 Master Stock Compensation Plan is to enhance the long-term profitability of Donaldson and shareholder value by offering stock based incentives in addition to current compensation to those individuals who are key to the growth and success of Donaldson.

SECTION 1.02 DEFINITIONS.

     For all purposes of the Plan, the following terms shall have the meanings assigned to them, unless the context otherwise requires:

     (a) "Award" means any award described in Parts II and III.

     (b) "Award Agreement" means an agreement entered into between Donaldson and a Participant setting forth the terms and conditions applicable to the Award granted to the Participant.

     (c) "Change in Control". A "Change in Control" of Donaldson shall have occurred if (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Donaldson, any trustee or other fiduciary holding securities under an employee benefit plan of Donaldson or any corporation owned, directly or indirectly, by the shareholders of Donaldson in substantially the same proportions as their ownership of stock of Donaldson), either is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Donaldson representing 30% or more of the combined voting power of Donaldson's then outstanding securities, (ii) during any period of two consecutive years (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the Board of Directors of Donaldson (the "Board" ), and any new director (other than a director designated by a person who has entered into an agreement with Donaldson to effect a transaction described in clause (i), (iii) or (iv) of this subparagraph) whose election by the Board or nomination for election by Donaldson's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, unless the approval of the election or nomination for election of such new directors was in connection with an actual or threatened election or proxy contest, (iii) the shareholders of Donaldson approve a merger or consolidation of Donaldson with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Donaldson outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of Donaldson or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Donaldson (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 30% of the combined voting power of Donaldson's then outstanding securities or (iv) the shareholders of Donaldson approve a plan of complete liquidation of Donaldson or an agreement for the sale or disposition by Donaldson of all or substantially all of Donaldson's assets or any transaction having a similar effect (the date upon which an event described in clause (i), (ii), (iii) or (iv) of this paragraph
(c) occurs shall be referred to herein as an "Acceleration Date").

     (d) "Committee" means the subcommittee (or subcommittees as may be necessary) of the Human Resources Committee of the Board of Directors (the "Board") appointed to administer the Plan and constituted so as to satisfy the legal requirements, including any such requirements for disinterested administration, imposed by Rule 16b-3 of the Exchange Act ("Rule 16b-3").

     (e) "Common Stock" means the Common Stock of Donaldson, par value $5.00 per share, including treasury Shares and authorized but unissued Shares or any security of Donaldson issued in substitution, exchange or in lieu thereof.

     (f) "Donaldson" means Donaldson Company, Inc. and its Subsidiaries.

     (g) "Limitation Amount" means with respect to any Plan Year, one and one half (11/2) percent of the Outstanding Shares.

     (h) "Market Value" of Common Stock as of any date means the closing sales price on such date on the New York Stock Exchange, or if there was no sale on that date, then, unless otherwise specifically set forth hereinafter, on the preceding date on which a sale occurred.

     (i) "Outstanding Shares" means, with respect to any Plan Year, the outstanding Shares of Common Stock, outstanding Common Stock equivalents (as determined by Donaldson in the calculation of earnings per share on a fully diluted basis) and Treasury Shares as reported in the Annual Report on Form 10-K of Donaldson for the most recent fiscal year that ends during the Plan Year.

     (j) "Participant" means an individual who has been granted an Award pursuant to the Plan.

     (k) "Plan" means this 1991 Master Stock Compensation Plan.

     (l) "Plan Year" means the calendar year.

     (m) "Shares" means shares of Common Stock.

     (n) "Subsidiary" means any corporation or other entity of which a majority of the voting power is owned, directly or indirectly, by Donaldson, or which is otherwise controlled by Donaldson.

SECTION 1.03 SHARES SUBJECT TO THE PLAN.

     (a) Subject to adjustments authorized by Section 1.05 and the provisions of the remaining subsections of this Section 1.03, the number of Shares with respect to which Awards may be issued under the Plan in any Plan Year shall not exceed the Limitation Amount; provided that any Shares with respect to which Awards may be issued, but are not issued, under the Plan in any Plan Year shall be carried forward and shall be available to be covered by Awards issued in any subsequent Plan Year in which Awards may be issued under the Plan.

     (b) In the event any options granted under the Plan shall terminate or expire for any reason without having been exercised in full, the Shares not purchased under such options shall again be available under the Plan.

     (c) In the event Shares that are the subject of Awards under the Plan are subsequently forfeited to Donaldson pursuant to the applicable restrictions or Award Agreement, such Shares shall again be available under the Plan.

     (d) If a Participant exercises a stock appreciation right, any Shares covered by the stock appreciation right in excess of the number of Shares issued (or, in the case of a settlement in cash or any other form of property, in excess of the number of Shares equal in value to the amount of such settlement, based on the Market Value of such Shares on the date of such exercise) shall again be available under the Plan.

     (e) If pursuant to the terms of the Plan a Participant uses Shares to (i) pay a purchase or exercise price, including an option exercise price, or (ii) satisfy tax withholding or payment requirements, such Shares shall become available for grant under the Plan; provided, however, that such Shares shall not become available for grant under the Plan unless the Committee determines that this provision would be in compliance with the applicable requirements of Rule 16b-3 and other applicable law.

     (f) The Shares that again become available under the Plan pursuant to Subsections (b), (c), and (d) above, and the Shares that become available under the Plan pursuant to Subsection (e) above, shall be in addition to the number of Shares authorized by Subsection (a) above.

     (g) Subject to the foregoing provisions of this Section 1.03, the grant of an Award, the payment or settlement of which may be made in Shares, shall be deemed to be a grant of Shares equal to the greater of the number of Shares that may be issued under the Award or the number of Shares on the basis of which the Award is calculated. The grant of an Award that is convertible into, or exercisable for, Shares shall be deemed to be a grant of Shares equal to the number of Shares into which the Award is convertible or exercisable on the date of grant. Where the value of an Award is variable on the date it is granted, the value of the Award shall be deemed to be equal to the maximum limitation on the number of Shares that may be granted or purchased under the Award. Where two or more Awards are granted with respect to the same Shares, such Shares shall be taken into account only once for purposes of this Section 1.03.

     (h) Shares authorized or issued under any other plan or which are not specifically issued pursuant to this Plan, shall not reduce the number of Shares with respect to which Awards may be issued under this Plan.

SECTION 1.04 ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Committee which shall in its sole discretion determine:

     (a) the individuals to participate in the Plan;

     (b) the number of Shares to be covered by Awards granted under the Plan and the price to be paid, if any, for such Shares;

     (c) the size and terms of the Awards, any performance periods and objectives, and range of achievement percentages;

     (d) the provisions governing the disposition of an Award in the event of retirement, disability, death or other termination of a Participant's employment or relationship to Donaldson; and

     (e) the interpretation, construction and implementation of the Plan.

     All determinations of the Committee shall be by a majority of its members. Decisions and determinations by the Committee shall be final.

SECTION 1.05 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     (a) In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase, or exchange of Shares or other securities, exercisability of stock purchase rights received under the rights plan, issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event affects the Shares with respect to which Awards have been or may be issued under the Plan, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee, in such manner as the Committee may deem equitable, may adjust any or all of (i) the number and type of Shares that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that with respect to incentive stock options, no such adjustment shall be authorized to the extent that such adjustment would cause such options to violate Section 422 of the Internal Revenue Code of 1988 as amended (the "Code") or any successor provision; and provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

     (b) In the event of a corporate merger, consolidation, acquisition of property or stock, reorganization or liquidation, the Committee shall be authorized to cause the Corporation to issue or to assume stock options or stock appreciation rights, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new options or rights for previously issued options or rights or an assumption or previously issued options or rights, but only if and to the extent that such substitution or assumption is consistent with the other provisions of the Plan, with the applicable requirements of Rule 16b-3, and with any other applicable law.

SECTION 1.06 EFFECTIVE DATE.

     The effective date of the Plan shall be the date upon which the Plan shall be approved by the shareholders of Donaldson. Unless the Plan is terminated earlier in accordance with Section 1.07 hereof, the Plan shall remain in full force and effect until the close of business on December 31, 2001, at which time the right to grant Awards under the Plan shall terminate automatically unless the Shareholders of Donaldson approve an extension or renewal. Any Awards granted under the Plan before such termination date shall continue to be governed, thereafter, by the terms of the Plan and of the Awards.

SECTION 1.07 AMENDMENT OR TERMINATION OF PLAN.

     The Board may at any time terminate the Plan or from time to time amend or revise the terms of the Plan or any part thereof without further action of the shareholders; provided, however, that the Board may not amend the Plan in any manner or by any procedure that would result in noncompliance with Rule 16b-3 or any applicable law.

     Notwithstanding any of the above, on or after the occurrence of a Change in Control, no direct or indirect alteration, amendment, suspension, termination or discontinuance of the Plan, no establishment or modification of rules, regulations or procedures under the Plan, no interpretation of the Plan or determination under the Plan, and no exercise of authority or discretion vested in the Committee under any provision of the Plan (collectively or individually, a "Change") shall be made if such Change (1) is not required by applicable law, necessary to meet the requirements of Rule 16b-3, or required to preserve the qualification of incentive stock options under the Code, and (2) would have the effect of:

     (i) eliminating, reducing or otherwise adversely affecting a Participant's, former Participant's or beneficiary's right with respect to any Award (including without limitation any Award previously deferred and unpaid (including any appreciation, dividend equivalents, interest, or other earnings thereon) in accordance with a deferral election made prior to such Change and in accordance with any investment or payment option permitted (irrespective of any requirement for approval) pursuant to rules, regulations or procedures in effect on the date immediately preceding the date on which the Change in Control occurs),

     (ii) altering the meaning or operation of the definition of "Change in Control" in Section 1.02 hereof (and of the definition of all the defined terms that appear in the definition of "Change in Control"), the provisions of this
Section 1.07 or Section 1.13 or any rule, regulation, procedure, provision or determination made or adopted prior to the Change in Control pursuant to this
Section 1.07 or any provision in any rule, regulation, procedure, provision or determination made or adopted pursuant to the Plan that becomes effective upon the occurrence of a Change in Control (collectively, the "Change in Control Provisions"), or

     (iii) undermining or frustrating the intent of the Change in Control Provisions to secure for Participants, former Participants and beneficiaries the maximum rights and benefits that can be provided under the Plan.

     Upon and after the occurrence of a Change in Control, all rights of all Participants, former Participants and beneficiaries under the Plan (including without limitation any rules, regulations or procedures promulgated under the
Plan) shall be contractual rights enforceable against Donaldson and any successor to all or substantially all of the Donaldson's business or assets.

SECTION 1.08 WITHHOLDING OF TAX.

     Each participant, as a condition precedent to the issuance of Shares hereunder, shall make arrangements with Donaldson for payment or withholding of the amount of any tax required by any government authority to be withheld and paid by Donaldson to such government authority for the account of the participant.

SECTION 1.09 EMPLOYMENT.

     Nothing in the Plan and no grant of an Award shall be deemed to grant any right of continued employment to a participating employee or to limit or waive any rights of Donaldson to terminate such employment at any time, with or without cause.

SECTION 1.10 RIGHTS AS SHAREHOLDERS.

     A participating employee shall have no rights whatsoever as a shareholder of Donaldson with respect to any Shares covered by an Award until the date of issuance of a stock certificate pursuant to the terms of such Award.

SECTION 1.11 UNFUNDED PLAN.

     The Plan shall be unfunded. Donaldson shall not be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither Donaldson nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of Donaldson to any Participant, former Participant or beneficiary with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge of or any encumbrance on any property of Donaldson.

SECTION 1.12 NO FRACTIONAL SHARES.

     No fractional Shares shall be issued pursuant to the Plan or any Award. The Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of fractional Shares, or whether fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

SECTION 1.13 CHANGE IN CONTROL. IN THE EVENT OF A CHANGE IN CONTROL OF
DONALDSON:

     (a) any outstanding options and stock appreciation rights granted under the Plan not previously vested and exercisable shall become fully vested and exercisable and shall remain exercisable thereafter until they are either exercised or expire by their terms;

     (b) performance objectives applicable to Awards granted under the Plan shall be deemed to have been met at 100% of target then prorated on the basis of the portion of the performance period that has expired; and

     (c) the restrictions applicable to any restricted Shares awarded under the Plan shall lapse and such Shares shall become fully vested.


                               II. EMPLOYEE AWARDS

SECTION 2.01

     The following types of Awards may be granted under this Part II, singly or in combination or in tandem with other Awards (or with awards under other plans of Donaldson) as the Committee may determine. All such Awards shall be in a form determined by the Committee provided that no Award may be inconsistent with the terms of the Plan and must be set forth in an Award Agreement.

SECTION 2.02 GRANT OF STOCK OPTIONS.

     Any employee (including officers and employee directors) regularly employed by Donaldson shall be eligible to receive options hereunder. No option may be granted to any employee who owns more than 5% of the Common Stock.

     Options shall be evidenced by written Award Agreements. The Award Agreements, in such form as the Committee shall from time to time approve, shall contain the terms and conditions of such option including the following:

     (a) TIME OF EXERCISE. An employee may exercise an option at such time or times as determined by the Committee at the time of the grant; provided, however, that all rights to exercise an incentive stock option shall expire not more than ten years after the date such option is granted.

     (b) EXERCISE PRICE. The exercise price per share of Common Stock deliverable upon the exercise of an option shall be determined by the Committee at the time of grant and clearly set forth in the Award Agreement; but shall not be less than the Market Value of the Shares on the date the option is granted.

     (c) EXERCISE OF OPTIONS. To exercise an option in whole or in part, the Participant employee shall give written notice to Donaldson's Treasurer at the principal offices of Donaldson of the exercise of the option, stating the number of Shares with respect to which the Participant is so exercising and accompanying such notice with full payment of the exercise price for such number of Shares. Payment of the exercise price may be made in cash or, with the consent of the Committee, in whole or in part through the delivery or attestation to the ownership of Common Stock valued at the Market Value on the day preceding the date of exercise provided that in the case of attestation, the Shares transferred upon exercise of the option shall be net of the number of Shares attested to. Subject to rules established by the Committee, the amount of any tax required to be paid or withheld pursuant to Section 1.08 may be satisfied by Donaldson withholding Shares issued on exercise having a Market Value on the day preceding the date of exercise equal to such taxes; provided, that the number of Shares so withheld shall be rounded up to avoid the necessity of issuing fractional Shares.

     (d) The Committee may grant "reload" options pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Rule 16b-3 or any other applicable law, the Participant would be granted a new option when the payment of the exercise price of a previously granted option is made by the delivery or attestation to ownership of Common Stock owned by the Participant, as described in Section 2.02(c) hereof, which new option (i) would be an option to purchase the number of Shares provided as consideration upon the exercise of the previously granted option and (ii) would have a per share exercise price equal to the Market Value as of the date of grant of the new option.

SECTION 2.03 STOCK APPRECIATION RIGHTS.

     The Committee may grant stock appreciation rights under the Plan. A Stock Appreciation Right (SAR) is a right, denominated in Shares, to receive, upon surrender of the right (or of both the right and a related option in the case of a tandem right) in whole or in part, but without payment, an amount (payable in Shares, in cash, or a combination thereof as the Committee shall determine) that does not exceed the excess of the Market Value on the exercise date of the number of Shares for which the SAR is exercised over the exercise price of such right, which exercise price shall not be less than the Market Value for such Shares on the date the right was granted (or, in the case of an option with tandem SAR not less than the option price that the optionee otherwise would have been required to pay for such Shares); provided that, in the case of any SAR granted retroactively in tandem with or in substitution for another Award (or any outstanding award granted under any other plan of Donaldson), the exercise price shall not be less than the Market Value for the number of Shares for which the SAR is exercised on the date of grant of the other Award (or award). The exercise of SARs for cash by a Participant who is an officer or a director for purposes of Sections 16(a) and 16(b) of the Exchange Act or any successor thereto, shall be subject to the requirements of Rule 16b-3. Upon exercise of a tandem SAR as to some or all of the Shares covered by the grant, the related stock option shall be canceled automatically to the extent of the number of Shares covered by such exercise. If a related stock option is exercised as to some or all of the Shares covered by the grant, the tandem SAR, if any, shall be canceled automatically to the extent of the number of Shares covered by the stock option exercise.

SECTION 2.04 INCENTIVE STOCK OPTIONS.

     At the discretion of the Committee, options granted under Section 2.02 above may be designated incentive stock options in compliance with Section 422 of the Code or any successor section, as it may be amended from time to time, and the regulations thereunder.

     Incentive stock options shall be evidenced by written Award Agreements and may be granted only with respect to Shares of Common Stock. The aggregate number of Shares for which incentive stock options may be granted under the Plan shall not exceed 1,000,000 Shares of Common Stock, subject in any Plan Year to the limitations imposed and adjustments required by Section 1.03 hereof and subject to the adjustment provisions set forth in Section 1.05 hereof. Incentive stock options may not be granted under the Plan after November 15, 2001.

SECTION 2.05 RESTRICTED STOCK.

     The Committee may grant to any employee restricted stock, for no cash consideration, if permitted by applicable law, or for such other consideration as may be determined by the Committee and specified in the Award Agreement which sets forth the Award. The terms and conditions of Awards of restricted stock shall be determined by the Committee. Unless otherwise specified in the Award Agreement, holders of restricted stock shall have the right to vote such Shares and receive cash and stock dividends on such shares.

     Any restricted stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, bookentry registration or issuance of a stock certificate or certificates, and may be held in escrow by such party as the Committee in its sole discretion shall designate. In the event any stock certificate is issued in respect of restricted stock granted hereunder and not held in escrow, such certificate shall bear an appropriate legend with respect to the restrictions applicable to such Award.

SECTION 2.06 OTHER STOCK-BASED AWARDS.

     The Committee may grant Awards (other than the Awards described above) under the Plan that consist of or are denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, provided that such grants must comply with Rule 16b-3 and other applicable law. The Committee may subject such Awards to such restrictions on transfer and/or such other restrictions on incidents of ownership as the Committee may determine, provided that such restrictions must be consistent with the terms of the Plan. The Committee may grant Awards under this Section
2.06 that require no payment of consideration by the Participant (other than services previously rendered or, as may be permitted by applicable law, services to be rendered), either on the date of grant or the date any restriction(s) thereon are removed. In addition, the Committee may grant Awards under this
Section 2.06 that provide to the Participant the right to purchase Shares, provided that the purchase price or exercise price, if any, shall in no event be less than the Market Value for such Shares on the date of grant; provided that, in the case of any Award granted retroactively in tandem with or in substitution for another Award (or any outstanding award granted under any other plan of Donaldson) the purchase price or exercise price, if any, shall not be less than the Market Value on the date of grant of the other Award (or award).

SECTION 2.07 DOLLAR-DENOMINATED AWARDS.

     The Committee may grant cash Awards under the Plan that are denominated in, valued by reference to, or otherwise based on or related to, a designated dollar amount or amounts (including dollar amounts that are determined pursuant to a formula), as determined by the Committee, and that are determined in accordance with the achievement of long-term performance criteria applicable to Donaldson, a Subsidiary, division, operating unit or individual Participant, as determined by the Committee. Awards granted pursuant to this Section 2.07 shall be payable only in cash.

SECTION 2.08 DIVIDEND EQUIVALENTS

     The Committee may grant dividend equivalents in respect of Awards. In respect of any such Award that is outstanding on a dividend record date for the Shares covered by the Award, the Participant may be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the Shares covered by the Award if the covered Shares had been issued and outstanding on the dividend record date. Subject to the terms of the Plan and any applicable Award Agreements, the Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing and payment contingencies that apply to the dividend equivalents, as the Committee deems necessary or appropriate and which rules and procedures shall comply with Rule 16b-3 and other applicable law. Dividend equivalents shall be paid only in cash.

SECTION 2.09 NON-TRANSFERABILITY OF AWARDS.

     Awards (other than Restricted Shares, the restrictions upon which have lapsed) are not transferable by an employee other than by will or the laws of descent and distribution. During the employee's lifetime, stock options and stock appreciation rights may be exercised only by such employee. Notwithstanding the above, transferability of stock option grants is permitted with the approval of the Committee.


                        III. NONEMPLOYEE DIRECTOR AWARDS

SECTION 3.01 ELIGIBLE PARTICIPANTS.

     Each member of the Board from time to time who is not a full time employee of Donaldson shall be an eligible participant ("Part III Participant") for an Award under this Part III.


SECTION 3.02 DEFERRED SHARES IN LIEU OF RETAINER OR MEETING FEES.

     (a) AUTOMATIC RECEIPT OF RESTRICTED SHARES. Thirty percent (30%) of the annual retainer payable to a Part III Participant for service on the Board shall be payable solely by crediting to such Part III Participant's deferred stock account (a "Deferred Stock Account") a number of Shares having a Fair Market Value equal to 30% of such annual retainer. Such Part III Participant shall receive the Shares held in his or her Deferred Share Account in accordance with the terms of Section 3.09 below. The Shares shall be issued to a Part III Participant in accordance with the election made by such Part III Participant prior to the commencement of the service year for which services will be rendered to the Board; provided that, if no such election is made, all such Deferred Shares shall be deferred until such Part III Participant's retirement from service on the Board.

     (b) ELECTION TO RECEIVE ADDITIONAL RESTRICTED SHARES. Each Part III Participant shall have the right to elect to receive up to 100% of his or her annual retainer for services on the Board which would otherwise be payable in cash (other than fees which have been deferred under the Company's Compensation Plan for

Nonemployee Directors), in the form of Shares. Any part of the annual retainer elected to be so deferred shall be payable in Shares held in his or her Deferred Share Account in accordance with the terms of Section 3.09 below. The number of Shares to be credited to a Part III Participant's Deferred Stock Account hereunder shall be determined in accordance with Section 3.02(d) of this Plan. Such election must be made prior to the service year for which the annual retainer is to be so deferred. Elections under this Subsection 3.02(b) shall remain in effect from year to year until changed by the Part III Participant. No change shall be effective until the next service year.

     (c) ELECTION TO RECEIVE DEFERRED SHARES IN LIEU OF MEETING FEES. Each Part III Participant may also elect to be credited with Shares in lieu of all or any portion of the meeting fees otherwise payable to such Part III Participant. The number of Shares to be credited to a Part III Participant's Deferred Stock Account hereunder shall be determined in accordance with Section 3.02(d) of this Plan. Such election must be made prior to the service year for which the annual retainer is to be so deferred. Elections under this Subsection 3.02(c) shall remain in effect from year to year until changed by the Part III Participant. No change shall be effective until the next service year.

     (d) CREDITS TO DEFERRED STOCK ACCOUNT FOR ELECTIVE DEFERRALS. On December 1 and on June 1 of each service year (each a "Credit Date"), a Part III Participant shall receive a credit to his or her Deferred Stock Account. The amount of the credit on December 1 shall be the number of Shares (rounded to the nearest one-hundredth of a share) determined by dividing (i) an amount equal to the portion of the annual retainer fees for the upcoming service year specified for deferral pursuant to Section 3.04 and the meeting fees payable to such Part III Participant on such Credit Date for meetings attended since the preceding Credit Date and specified for deferral pursuant to Section 3.04, by (ii) the Fair Market Value of one Share on such Credit Date. The amount of the credit on June 1 shall be the number of Shares (rounded to the nearest one-hundredth of a share) determined by dividing (i) an amount equal to the meeting fees payable to such Part III Participant on such Credit Date for meetings attended since the preceding Credit Date and specified for deferral pursuant to Section 3.04, by
(ii) the Fair Market Value of one Share on such Credit Date.

SECTION 3.03 ISSUANCE OF STOCK IN LIEU OF CASH.

     The Company shall not issue fractional shares; however, fractional shares will be credited to the Deferred Stock Accounts (rounded to the nearest one-hundredth share). Whenever, under the terms of this Plan, a fractional share would be required to be issued, an amount in lieu thereof shall be paid in cash for such fractional share based upon the same Fair Market Value as was utilized to determine the number of Shares to be issued on the relevant issue date.

SECTION 3.04 MANNER OF MAKING DEFERRAL ELECTION.

     A Part III Participant may elect to defer payment of a portion of the annual retainer or meeting fees pursuant to Sections 3.02(b) or (c) of this Plan by filing, no later than November 15 of each year (or by such other date as the Administrator shall determine), an irrevocable election with the Administrator on a form provided for that purpose ("Deferral Election"). The Deferral Election shall be effective with respect to the annual retainer and meeting fees payable on or after December 1 of the following service year unless the Part III Participant shall revoke or change the election in accordance with the procedure set forth in Section 3.07. The Deferral Election form shall specify an amount to be deferred expressed as a dollar amount or as a percentage of the Part III Participant's annual retainer and/or meeting fees payment.

SECTION 3.05 DIVIDEND CREDIT.

     Each time a dividend is paid on the Common Stock, a Part III Participant shall receive a credit to his or her Deferred Stock Account equal to that number of shares of Common Stock (rounded to the nearest one-hundredth of a share) having a Fair Market Value on the dividend payment date equal to the amount of the dividend payable on the number of Shares credited to the Part III Participant's Deferred Stock Account on the dividend record date.

SECTION 3.06 FAIR MARKET VALUE.

     For purposes of converting dollar amounts into shares of Common Stock, the Fair Market Value of each share of Common Stock shall be equal to the closing price of one share of the Company's Common Stock on the New York Stock Exchange-Composite Transactions on the last business day as of which Deferred Shares are credited to the Part III Participant's Deferred Stock Account or the date of issuance of Shares, as the case may be.

SECTION 3.07 CHANGE IN ELECTION.

     Each Part III Participant may irrevocably elect in writing to change an earlier Deferral Election, either to change the percentage of his or her annual retainer or meeting fees to be credited in Shares to such Part III Participant's Deferred Share Account or to receive the entire amount in cash (an "Amended Election"). Such Amended Election shall not become effective until the December 1 following the date of receipt of such Amended Election by the Company.

SECTION 3.09 DEFERRAL PAYMENT.

     (a) DEFERRAL PAYMENT ELECTION. At the time of making the Deferral Election, each Part III Participant shall also complete a deferral payment election specifying one of the payment options described in Sections 3.09(b) and (c), and the year in which amounts credited to the Part III Participant's Deferred Stock Account shall be paid in a lump sum pursuant to Section 3.09(b), or in which installment payments shall commence pursuant to Section 3.09(c). The deferral payment election shall be irrevocable as to all amounts credited to the Part III Participant's Deferred Stock Account. The Part III Participant may change the deferral payment election by means of a subsequent deferral payment election in writing that will take effect for deferrals credited after the date the Company receives such subsequent deferral payment election.

     (b) PAYMENT OF DEFERRED STOCK ACCOUNTS IN A LUMP SUM. Unless a Part III Participant elects to receive payment of his or her Deferred Stock Account in installments as described in Section 3.09(c), credits to a Part III Participant's Deferred Stock Account shall be payable in full on December 1 of the year following the Part III Participant's termination of service on the Board (or the first business day thereafter) or such other date as elected by the Part III Participant pursuant to Section 3.09(a). All payments shall be made in shares of Common Stock plus cash in lieu of any fractional share. Notwithstanding the foregoing, in the event of a Change in Control, credits to a
Part III Participant's Deferred Stock Account as of the business day immediately prior to the effective date of the transaction constituting the Change in Control shall be paid in full to the Part III Participant or the Part III Participant's beneficiary or estate, as the case may be, in whole shares of Common Stock (together with cash in lieu of a fractional share) on such date.

     (c) PAYMENT OF DEFERRED STOCK ACCOUNTS IN INSTALLMENTS. A Part III Participant may elect to have his or her Deferred Stock Account paid in annual installments following termination of service as a director or at such other time as elected by the Part III Participant pursuant to Section 3.09(a). All payments shall be made in shares of Common Stock plus cash in lieu of any fractional share. All installment payments shall be made annually on December 1 of each year (or the first business day thereafter). The amount of each installment payment shall be computed as the number of Shares credited to the
Part III Participant's Deferred Stock Account on the relevant installment payment date, multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installments elected (not to exceed ten) minus the number of installments previously paid. Amounts paid prior to the final installment payment shall be rounded to the nearest whole number of Shares; the final installment payment shall be for the whole number of Shares then credited to the Part III Participant's Deferred Stock Account, together with cash in lieu of any fractional shares. Notwithstanding the foregoing, in the event of a Change of Control, credits to a Part III Participant's Deferred Stock Account as of the business day immediately prior to the effective date of the transaction constituting the Change of Control shall be paid in full to the
Part III Participant or the Part III Participant's beneficiary or estate, as the case may be, in whole Shares (together with cash in lieu of a fractional share) on such date.


SECTION 3.10 LIMITATION ON RIGHTS OF PART III PARTICIPANTS.

     (a) SERVICE AS A DIRECTOR. Nothing in this Plan will interfere with or limit in any way the right of the Company's Board or its stockholders to remove a Part III Participant from the Board. Neither this Plan nor any action taken pursuant to it will constitute or be evidence of any agreement or understanding, express or implied, that the Company's Board or its stockholders have retained or will retain a Part III Participant as a director for any period of time or at any particular rate of compensation.

     (b) NONEXCLUSIVITY OF THE PLAN. Nothing contained in this Plan is intended to effect, modify or rescind any of the Company's existing compensation plans or programs or to create any limitations on the Board's power or authority to modify or adopt compensation arrangements as the Board may from time to time deem necessary or desirable.

     (c) PARTICIPANTS ARE GENERAL CREDITORS OF THE COMPANY. The Part III Participants and beneficiaries thereof shall be general, unsecured creditors of the Company with respect to any payments to be made pursuant to this Plan and shall not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets of the Company. If the Company shall, in fact, elect to set aside monies or other assets to meet its obligations hereunder (there being no obligation to do so), whether in a grantor's trust or otherwise, the same shall, nevertheless, be regarded as a part of the general assets of the Company subject to the claims of its general creditors, and neither any Part III Participant nor any beneficiary thereof shall have a legal, beneficial or security interest therein.

SECTION 3.11 SPECIAL ONE-TIME AWARD OF DEFERRED SHARES.

     The following Award is being paid in conjunction with the termination, effective as of May 21, 1998, of the Company's Independent Director Retirement and Death Benefit Plan (the "Director Retirement Plan") with respect to all directors who are members of the Board of Directors on May 21, 1998:

     Each Part III Participant who is a director on May 21, 1998, shall be awarded a one-time grant, effective on such date, of Shares to his or her Deferred Stock Account in an amount equal to 115% of the benefits accrued for such Part III Participant in the Director Retirement Plan as of such date divided by the Fair Market Value of one Share as of such date. All of such Shares credited to a Part III Participant's Deferred Stock Account shall be paid out in three, equal, annual installments, commencing on December 1 of the first service year in which such Part III Participant is no longer serving as a director.

SECTION 3.12 RESTRICTED STOCK AWARDS.

     If such grant does not affect the "disinterested administrator" status of the Committee under Rule 16b-3, the Committee may grant to any Part III Participant Shares of restricted stock, for no cash consideration, if permitted by applicable law, or for such other consideration as may be determined by the Committee and specified in the Award.

                                   [LOGO](TM)
                                  DONALDSON(R)


                             DONALDSON COMPANY, INC.
                       ANNUAL MEETING -- NOVEMBER 20, 1998

The undersigned appoints WILLIAM G. VAN DYKE and NORMAN C. LINNELL, and each of them, as Proxies, each with the power to appoint his substitute, to represent and vote, as designated below, all shares of the undersigned at the 1998 Annual Meeting of Stockholders of Donaldson Company, Inc. at The Conference Center at Atrium Center, 3105 E. 80th Street, Bloomington, Minnesota, at 10:00 a.m., Central Time, on Friday, November 20, 1998, and at any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, DONALDSON COMPANY, INC.



              (CONTINUED, AND TO BE SIGNED AND DATED ON OTHER SIDE)

                  THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR:

1.   ELECTION OF DIRECTORS.

     Nominees: (01)PAUL B. BURKE, (02)KENDRICK B. MELROSE, (03)STEPHEN W. SANGER

               [ ] VOTE FOR all nominees    [ ] WITHHOLD VOTE from all nominees

     To withhold authority to vote for any nominee(s), write the number(s) of
     the nominee(s) in the box to the right.     [_____________________________]


2.   Approve appointment of Ernst & Young LLP as independent auditors.

                                         [ ] For     [ ] Against     [ ] Abstain

3.   Approve Amendment of 1991 Master Stock Compensation Plan.

                                         [ ] For     [ ] Against     [ ] Abstain



                                        Date _____________________________, 1998


                                        ________________________________________

                                        PLEASE DATE AND SIGN ABOVE exactly as
                                        name appears, indicating, if
                                        appropriate, official position or
                                        representative capacity. If stock is
                                        held in joint tenancy, each joint owner
                                        should sign.

                                   [LOGO](TM)
                                  DONALDSON(R)


                             DONALDSON COMPANY, INC.
                       ANNUAL MEETING -- NOVEMBER 20, 1998

The undersigned appoints WILLIAM G. VAN DYKE and NORMAN C. LINNELL, and each of them, as Proxies, each with the power to appoint his substitute, to represent and vote, as designated below, all shares of the undersigned at the 1998 Annual Meeting of Stockholders of Donaldson Company, Inc. at The Conference Center at Atrium Center, 3105 E. 80th Street, Bloomington, Minnesota, at 10:00 a.m., Central Time, on Friday, November 20, 1998, and at any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, DONALDSON COMPANY, INC.



              (CONTINUED, AND TO BE SIGNED AND DATED ON OTHER SIDE)

                                VOTE BY TELEPHONE
                          QUICK *** EASY *** IMMEDIATE
                  CALL TOLL FREE *** ON A TOUCH TONE TELEPHONE
                           1-800-240-6326 --- ANYTIME
[LOGO](TM)                                                   -------------------
DONALDSON(R)                                                  COMPANY #
FILTRATION SOLUTIONS                                          CONTROL #
                                                             -------------------
--------------------------------------------------------------------------------
Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card. The deadline for telephone voting is noon (ET), November 19, 1998.

AUTOMATED TELEPHONE VOTING INSTRUCTIONS
1. Using a TOUCH-TONE telephone, dial 1-800-240-6326. Please make sure you stay on the line until you receive a confirmation of your vote.
2. When prompted, enter the 3-digit Company Number located in the box on the upper right hand corner of the proxy card.
3. When prompted, enter your 7-digit numeric Control Number that follows the Company Number.
    OPTION #1: To vote as the Board of Directors recommends on ALL proposals:
               Press "1" When asked, please confirm your vote by pressing 1 -- THANK YOU FOR VOTING.
    OPTION #2: If you choose to vote on each proposal separately: Press "0"  You will hear these instructions:
               Proposal 1: To vote FOR ALL nominees, press "1"; to WITHHOLD FOR
                           ALL nominees, press "9"; to WITHHOLD FOR AN
                           INDIVIDUAL nominee, press "0" and listen to the instructions.
               Proposal 2: To vote FOR, press "1"; AGAINST, press "9"; ABSTAIN, press "0"
               Proposal 3: To vote FOR, press "1"; AGAINST, press "9"; ABSTAIN, press "0"

  When asked, please confirm your vote by pressing "1" -- THANK YOU FOR VOTING.
              IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY

                               PLEASE DETACH HERE
--------------------------------------------------------------------------------


                             DONALDSON COMPANY, INC.

                                 Annual Meeting

                             The Conference Center
                                at Atrium Center
                              3105 E. 80th Street
                             Bloomington, Minnesota

                               NOVEMBER 20, 1998
                            10:00 a.m., CENTRAL TIME


                               PLEASE DETACH HERE
--------------------------------------------------------------------------------


                  THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR:

1.   ELECTION OF DIRECTORS.

     Nominees: (01)PAUL B. BURKE, (02)KENDRICK B. MELROSE, (03)STEPHEN W. SANGER

               [ ] VOTE FOR all nominees    [ ] WITHHOLD VOTE from all nominees

     To withhold authority to vote for any nominee(s), write the number(s) of
     the nominee(s) in the box to the right.     [_____________________________]


2.   Approve appointment of Ernst & Young LLP as independent auditors.

                                         [ ] For     [ ] Against     [ ] Abstain

3.   Approve Amendment of 1991 Master Stock Compensation Plan.

                                         [ ] For     [ ] Against     [ ] Abstain

[ ] Mark here for address change and note below.


                                        Date _____________________________, 1998


                                        ________________________________________

                                        PLEASE DATE AND SIGN ABOVE exactly as
                                        name appears, indicating, if
                                        appropriate, official position or
                                        representative capacity. If stock is
                                        held in joint tenancy, each joint owner
                                        should sign.